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                                                                     EXHIBIT 3.1


                           CERTIFICATE OF AMENDMENT

             OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                          OF MONACO COACH CORPORATION


     Monaco Coach Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Monaco Coach Corporation. The corporation was originally incorporated under the name of KLT Acquisition
Co., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 30, 1992. An Amended and Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 25, 1994.

     2. This Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

     3. Pursuant to such Section 242, this Certificate of Amendment of Amended and Restated Certificate of Incorporation amends the provisions of this corporation's Amended and Restated Certificate of Incorporation as set forth herein.

     4. The first paragraph of Article IV of the corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

         "The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $.01 per share, and Preferred Stock, par value $.01 per share. The total number of shares of Common Stock which the Corporation has the authority to issue is 50,000,000. The total number of shares of Preferred Stock which the Corporation has the authority to issue is 1,934,783."


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     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by Richard E. Bond, its Secretary, effective as of June 30, 1999.


                                            MONACO COACH CORPORATION

                                            By: /s/ Richard E. Bond
                                                --------------------------
                                                Richard E. Bond
                                                Secretary